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                                                                 EXHIBIT 99.6
                          HASTINGS ENTERTAINMENT, INC.
                               STOCK OPTION PLAN
                             FOR OUTSIDE DIRECTORS

         1. Purpose. The purpose of this Stock Option Plan for Outside Directors (the "Program") is to enable Hastings Entertainment, Inc. ("Hastings") to attract and retain persons of outstanding competence to serve on its Board of Directors and strengthen the link between the Directors and Hastings stockholders by paying such persons a portion of their compensation in Hastings common stock and options to purchase such stock (collectively, the "Awards").

         2.  Definitions.

         (a) The terms "Outside Directors" or "Participant" mean a member of the Board of Directors of Hastings who is not an employee (within the meaning of the Employee Retirement Income Security Act of 1974) of Hastings or any of its subsidiaries. A Director of Hastings which is also an employee of Hastings or any of its subsidiaries shall become eligible to participate in the Program and shall be entitled to receive Awards hereunder upon the termination of such employment.

         (b)  The term "Service" shall mean service as an Outside Director.

         (c) The term "Disability" means a permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

         (d) The term "Retirement" shall mean normal retirement as an Outside Director under the policy adopted by Hastings.

         (e) The term "Committee" shall mean the Administrative Committee established pursuant to Section 10 hereof.

         (f) The term "Fair Market Value" (i) if the stock is publicly traded, shall be the average of the high and low sale price for Hastings common stock on the date in question (or the most recent date prior thereto that sales take place), or (ii) if Hastings common stock is not publicly traded on a national market on the date in question, the price as determined in the most recent valuation prepared for the Company's ASOP.

         3. Eligibility. All Outside Directors of Hastings shall be eligible to receive Awards hereunder.

         4. Shares Subject to the Program. Subject to adjustment in accordance with Section 9 hereof, the total number of common stock which may be granted as Options, as defined herein, under the Program is 20,000 shares ("Shares"). The Shares shall be either previously authorized and unissued shares or treasury shares. Any Shares subject to the unexercised portion of any Option granted under the Program which expires or terminates without being exercised shall again be available for Awards under the Program.
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         5.  Stock Option Awards.

         (a) Annual Grants. Subject to the maximum number of Shares available under the Program, each Outside Director shall automatically receive on June 1, 1997, an Option to purchase 500 Shares ("Initial Option"). Subject to the maximum number of Shares available under the Program, Outside Directors who are elected or appointed to the Board of Directors after such date shall automatically receive an Initial Option to purchase 500 Shares on the date of such Outside Director's initial election or appointment to the Board of Directors. Commencing with the first anniversary of the grant of an Initial Option to an Outside Director and annually thereafter, each such Outside Director shall automatically receive an additional Option to purchase 500 Shares ("Annual Option") (Initial Options and Annual Options are referred to as "Options").

         (i) Option Terms. Each Option and the issuance of Shares thereunder shall be subject to the following terms:

                 (A) Option Agreement. Each Option shall be evidenced by an option agreement ("Agreement") duly executed on behalf of Hastings. Each Agreement shall comply with and be subject to the terms and conditions of the Program. Any Agreement may contain such other terms, provisions and conditions not inconsistent with the Program as may be determined by the Committee.

                 (B) Option Exercise Price. The Option exercise price shall be the Fair Market Value of the Shares subject to the Option on the date of grant thereof.

         (ii) Exercisability; Vesting. Subject to paragraph (iv) immediately below and Sections 8 and 9 hereof, each Option shall become exercisable with respect to 100 of the Shares subject thereto on each of the first, second, third, fourth and fifth anniversaries of the date of grant of the Initial Option, provided that the Participant optionee ("Optionee") has continued to serve as an Outside Director until such anniversary date. Upon the date an Optionee ceases to be an Outside Director for any reason, all unvested portion of any Option shall immediately become vested. (The exercise date of each Initial and Annual Option is referred to as the "Exercise Date"). No portion of an Option shall be deemed vested until its Exercise Date.

         (iii)  Time and Manner of Exercise of Option.

                 (a) From and after its Exercise Date, an Option may be exercised in whole or in part at any time and from time to time; provided, however, that only whole Shares will be issued pursuant to the exercise of any Option.

                 (b) Subject to Section 6 hereof, any Option may be exercised by giving written notice, signed by the person exercising the Option, stating the number of Shares with respect to which the Option is being exercised with payment to be made, in whole or in part in (i) cash or (ii) shares of Hastings common stock at their Fair Market Value. The notice of exercise shall be irrevocable. The Committee may provide for other methods of payment, including through broker-assisted same day transactions.
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         (iv)  Terms of Options.  Each Option shall expire ten (10) years from the date of grant, but shall be subject to earlier expiration under the following circumstances:

                 (A) In the event that an Optionee ceases to be an Outside Director for any reason other than the Optionee's death or resignation from the Board due to a Disability, Retirement, a Merger of Consolidation event (as provided in Section 9 (a)), or a "Change in Control" (as hereinafter defined), the Options granted to such Optionee shall automatically expire nine (9) months following the date such Optionee ceases to be an Outside Director.

                 (B) In the event of an Optionee's death, Disability or Retirement, a Merger or Consolidation event (as provided in Section 9 (a)) or a "Change in Control" (as hereinafter defined), all Options granted to such Optionee shall immediately vest and become exercisable and shall then expire three (3) years thereafter. After the date of the Optionee's death, the Options held by such optionee may be exercised by the Optionee's legal representatives or the estate, by any person or persons whom the optionee shall have designated in writing on forms prescribed by and filed with Hastings or, if no such designation has been made, by the person or persons to whom the Optionee's rights have passed by will or the laws of descent and distribution.

         (b) Transferability. During an Optionee's lifetime, an Option may be exercised only by the Optionee or the Optionee's legal representative. Options granted under the Program and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or the laws of descent and distribution or a "qualified domestic relations order" as defined in the Internal Revenue Code of 1986 ("Code") or the Employee Retirement Income Security Act ("ERISA") except that, to the extent permitted by applicable law and Rule 16b-3 under Sections 16(b) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), the Committee may permit an Optionee to designate in writing during the Optionee's lifetime a beneficiary to receive and exercise Options in the event of the Optionee's death, as provided herein. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option under the Program or of any right or privilege conferred thereby, contrary to the provisions of the Program, or the sale or levy or any attachment or similar process upon rights and privileges conferred hereby, shall be null and void.

         (c) Optionee's or Successor's Rights as Stockholder. Neither an Optionee nor an Optionee's successors in interest shall have any rights as a stockholder of Hastings with respect to any Shares subject to an Optionee granted to such person until such person becomes a holder of record of such Shares.

         6. Payment of Taxes. If required to do so by applicable law, Participants shall pay to Hastings, in cash, any federal, state or local taxes of any kind required by law to be withheld with respect to any Shares which (a) shall have vested in accordance herewith, and (b) are acquired upon the exercise of Options on the date such Options are exercised, Hastings, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind otherwise due to a Participant any federal, state or locate taxes of any kind required by law to be withheld with respect to any vested Shares or to the delivery of common stock issued
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pursuant to the exercise of Options under the Program.  Subject to Committee approval, a Participant may elect to (i) apply a portion of fees earned in respect of his or her Service as an Outside Director or (ii) deliver shares of Hastings common stock to satisfy, in whole or in part, the amount of Hastings is required to withhold for taxes in connection with a vesting of Shares or an exercise of an Option under the Program. Such election must be made on or before the date the amount of tax to be withheld is determined, and if applicable, subject to rules, regulations and interpretations of the Commission or the Commission Staff under Section 16(b) of the Exchange Act. Once made, the election shall be irrevocable. The withholding tax obligation that may be paid by the delivery of shares may not exceed Hastings' minimum federal, state and local withholding tax obligations in connection with Shares vested or Options exercised. The value of any Hastings shares to be delivered will be based on the Market Value of such stock on the day of delivery.

         7. Limitation As To Directorship. Neither the Program nor the granting of any Awards hereunder nor any other action taken pursuant to the Program shall constitute or be evidence of any agreement or understanding, express or implied, that a Participant has a right to continue as a Director for any period of time.

         8. Recapitalizations. If as a result of stock dividend, stock split, recapitalization (or other adjustment in the stated capital of Hastings), or as the result of a merger, consolidation, or other reorganization, the common stock of Hastings is increased, reduced, or otherwise changed, the aggregate number of Shares for which Options may be granted, the number of Shares covered by each grant and each outstanding Option and exercise price per Share shall be appropriately adjusted, and if by virtue thereof a Participant shall be entitled to new or additional or different Options, such options to which the Participant shall be entitled shall be subject to the same terms, conditions, and restrictions herein contained relating to the original date and terms and conditions governing Options.

         9.  Acceleration Of Vesting of Stock Options.

         (a) Merger or Consolidation. Subject to the provisions of Section 5(a)(iv) hereof, in the event of a dissolution or a liquidation of Hastings or a merger or consolidation of Hastings in which Hastings is not the surviving corporation, any unexercised Options granted prior to the date of such dissolution, liquidation, merger or consolidation shall automatically become vested and exercisable, respectively, immediately prior to such date.

         (b) Change in Control. Subject to the provisions of Section 5(a)(iv) hereof, in the event of a Change in Control of Hastings, as hereinafter defined, any unexercised Options granted prior to the date of such event shall automatically become vested and exercisable, respectively, immediately prior to such date; provided, however, that upon an Optionee's request, the Committee shall provide for the purchase of any such unexercised Options for an amount of cash equal to the amount which would have been realized if such Option were exercised and sold on the date immediately preceding a Change in Control at the Market Value. The Committee may, in its discretion, include such further provisions and limitations in any Agreement entered into with respect to an Option as it may deem equitable and in the best interests of Hastings.
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         A "Change in Control" shall be deemed to have occurred if (a) absent prior approval by the Board of Directors, thirty percent (30%) or more of Hastings' outstanding securities entitled to vote in elections of Directors shall be beneficially owned, directly or indirectly, by any person, entity or group; or (b) individuals currently constituting the Board of Directors (or the successors of such individuals nominated by the Board of Directors on which such individuals or such successors constituted a majority) cease to constitute a majority of the Board of Directors.

         (c) Other. Notwithstanding anything to the contrary contained in the Program, the Committee shall have discretion to accelerate the vesting of Options awarded to an Outside Director on such terms and conditions as the Committee may deem appropriate in the event of extraordinary circumstances.

         10. Administrative Committee. The committee shall have full power an authority to construe and administer the Program. Any action taken under the provisions of the Program by the Committee arising out of or in connection with the administration, construction, or effect of the Program or any rules adopted thereunder shall, in each case, lie within the discretion of the Committee and shall be conclusive and binding upon Hastings and upon all Participants, and all persons claiming under or through any of them. The Committee shall have as members the Chief Executive Officer of Hastings and two other officers of Hastings designated by the Chief Executive Officer. In the absence of such designation, the other members of the Committee shall be the Executive Vice President and the Chief Financial Officer of Hastings.




         11. Approval; Effective Date. The Program is subject to the approval of a majority of the holders of Hastings' common stock present and entitled to vote at a meeting of shareholders. Subject to the receipt of such approval, the Program shall be effective August 6, 1996.

         12. Amendment. The Program may be amended or repealed by the Board of Directors of Hastings, except that any amendment which would materially increase the benefits accruing to Participants, increase the number of Shares which may be issued under the Program, or materially modify the requirements as to eligibility for participation in the Program shall require the approval of a majority of the holders of Hastings' common stock present and entitled to vote at a meeting of shareholders, and provided further, that any such action shall not adversely affect any Participant's rights under the Program with respect to Awards which were made prior to such action. In no event shall the provisions of the Program be amended more than once every six months, other to comport with changes in the Code, ERISA, or the rules thereunder.

         13. Expenses Of The Program. All costs and expenses of the adoption and administration of the Program shall be borne by Hastings and none of such expenses shall be charged to any Participant.

         14. Compliance With Rule 16b-3. It is the intention of Hastings that the Program comply in all respects with Rule 16b-3 under Section 16(b) of the Exchange Act and that
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Participants remain disinterested persons ("disinterested persons") for purposes of administering other employee benefit plans of Hastings and having such other plans be exempt from Section 16(b) of the Exchange Act.
Accordingly, if any Program provision is later found to not be in compliance with Rule 16b-3 or if any program provision would disqualify Program Participants from remaining disinterested persons, that provision shall be deemed null and void, and in all events the Program shall be construed in favor of its meeting the requirements of Rule 16b-3.